Exhibit 99.1

100 22nd Avenue Brookings, SD 57006 (t) 605.696.7200 (f) 605.696.7250
FOR IMMEDIATE RELEASE
VeraSun Energy Corporation Announces Fourth Quarter and
Fiscal Year 2006 Financial Results
Continued Strength in Earnings, Revenues and Liquidity

Financial Highlights
•	Diluted earnings per share (EPS)
•	Diluted EPS of $1.03 for 2006, or $1.47 per share excluding charges relating to the Company’s Initial Public Offering (IPO)

•	Diluted EPS of $0.27 for Q4 2006
•	Net income
•	$75.7 million for 2006 — 14 percent of 2006 revenues and $108.2 million before charges relating to the IPO

•	$21.4 million for Q4 2006, or 15 percent of Q4 2006 revenues
•	Total revenues
•	$557.8 million for 2006, a 136 percent increase from 2005

•	$146.5 million for Q4 2006, a 46 percent increase from Q4 2005
•	Cash on hand of $362.3 million, including $44.3 million of restricted cash, at the end of 2006
•	EBITDA
•	$177.6 million for 2006 — 32 percent of 2006 revenues and $195.8 million before charges relating to the IPO

•	$40.5 million for Q4 2006, or 28 percent of Q4 2006 revenues
Brookings, S.D., February 28, 2007 — VeraSun Energy Corporation (NYSE: VSE), a leading producer of ethanol, today announced its financial results for the three months and year ended December 31, 2006. As noted below, these results may be subject to final adjustments in connection with the completion of the 2006 audit over the next few weeks. While the audit could result in adjustments, the Company does not anticipate that such adjustments, if any, will be material.
Net income $75.7 million, or $1.03 per diluted share, for 2006 and $21.4 million, or $0.27 per diluted share, for the fourth quarter of 2006. Cash on hand at the end of 2006 was $362.3 million, including $44.3 million of restricted cash for the construction of the Charles City, Iowa, production facility.
“We are pleased to announce another strong quarter and a solid year. 2006 included significant milestones for the Company as we recorded more than $550 million of revenues in our fourth year of operations and nearly doubled our production capacity,” said Don Endres, CEO and Chairman of VeraSun.

“Our operating performance and safety record have been exceptional. In the fourth quarter, we produced 59.6 million gallons of ethanol — our highest level of output to date at approximately 103 percent of nameplate capacity,” said Endres. “We are excited by VeraSun’s growth and remain confident that a strong foundation has been laid for our continued leadership in the biofuels industry.”
Fiscal Year 2006 Financial Highlights:
Revenues grew to $557.8 million for the year, an increase of $321.4 million, or 136 percent from 2005. This growth was the result of the sale of 98.2 million additional gallons in 2006, as well as a price improvement of $0.59 per gallon from 2005.
Net income for the year increased to $75.7 million, or 14 percent of revenues. Net income was $108.2 million before charges relating to the IPO. Diluted EPS was $1.03 for 2006, or $1.47 per share excluding charges relating to the IPO. EBITDA was $177.6 million, or 32 percent of 2006 revenues. EBITDA was $195.8 million excluding charges relating to the IPO.
With the $362.3 million in cash on hand at the end of 2006, the Company expects to be able to fund its announced expansion plans for ethanol production, increasing capacity to 340 million gallons per year (MMGY) by the end of the second quarter of 2007 and to 560 MMGY by the end of the first quarter of 2008.
Cost of goods sold increased by $164.3 million in 2006, an 82 percent increase from 2005. This increase was primarily due to higher corn costs and an increase of 98.2 million gallons of ethanol sold.
•	Corn costs were $2.16 per bushel versus $2.12 per bushel in 2005. Corn costs represented 48 percent of cost of goods sold prior to taking into account co-product sales, and 32 percent of cost of goods sold after taking into account co-product sales.

•	Although the price of natural gas declined eight percent from 2005, natural gas costs increased $21.1 million, accounting for 16 percent of cost of goods sold in 2006.

•	Transportation expense was $58.5 million, or 16 percent of cost of goods sold.
The Company’s gross margin was 35 percent for 2006, compared to 15 percent in 2005.
As part of the year-end audit process, the Company and its auditor are currently completing a review of the Company’s accounting for certain corn purchase contracts. The Company expects the review to be completed in time to file its Annual Report on Form 10-K by the scheduled due date of March 31, 2007. As noted above, the Company does not expect the review, or the completion of the audit process, to result in material changes to the 2006 results summarized above or to the results for the quarter described below.
Fourth Quarter Financial Highlights:
Revenues grew to $146.5 million for the quarter, an increase of $46.4 million or 46 percent from the same period in 2005. This growth was the result of the sale of 6.8 million additional gallons, as well as a price improvement of $0.47 per gallon from the same period in 2005.
Net income for the fourth quarter increased to $21.4 million, representing 15 percent of revenues. Diluted EPS was $0.27. EBITDA was $40.5 million, or 28 percent of revenues.

Cost of goods sold increased by $29.8 million in the fourth quarter of 2006, a 39.3 percent increase from the fourth quarter of 2005. This increase was primarily due to higher corn costs and an increase of 6.8 million gallons of ethanol sold.
•	Corn costs were $2.52 per bushel in the fourth quarter of 2006 versus $1.72 per bushel during the same quarter in 2005. Corn costs represented 51.3 percent of cost of goods sold prior to taking into account co-product sales, and 35.5 percent of cost of goods sold after taking into account co-product sales.

•	As the price of natural gas declined 27 percent from the fourth quarter of 2005, natural gas costs decreased $4.3 million, accounting for 14 percent of cost of goods sold in the fourth quarter of 2006.

•	Transportation expense was $17.8 million, or 16.8 percent of cost of goods sold.
Selling, general and administrative expenses were $7.5 million for the fourth quarter of 2006. The increase from the fourth quarter of 2005 was primarily due to an increase in management and administrative personnel as the Company continued to implement its growth plans.
The Company’s gross margin was 28 percent in the fourth quarter of 2006, as compared to 24 percent during the same quarter of 2005.
Operational Highlights:
During 2006, the Company experienced growth in production volume primarily due to its Fort Dodge, Iowa facility being operational for the entire year. Total ethanol sales increased to 58 million gallons during the fourth quarter of 2006, a 13 percent increase in sales from the fourth quarter of 2005. From 2005 to 2006, sales of gallons of ethanol increased by 78 percent.
Construction of VeraSun’s Charles City, Iowa facility is two months ahead of schedule, and is now expected to begin startup operations in early April 2007. The Company began construction on its facilities in Welcome, Minnesota, and Hartley, Iowa, in the fourth quarter of 2006, and expects to begin startup operations at both plants by the end of the first quarter of 2008.
In 2006, VeraSun built an experienced customer service and logistics team and has appointed Barry Schaps, a 27-year veteran of the oil industry, to lead the effort. The Company has also added ethanol terminal locations, allowing it to deliver product via unit trains to favorable markets. VeraSun also commenced securing contracts to deliver ethanol to customers in the second quarter of 2007.
As announced in November of 2006, VeraSun has developed an innovative process to extract oil from distillers grains, a co-product of the ethanol production process. This oil can be converted into biodiesel, yielding two renewable biofuels — ethanol and biodiesel — from the same amount of feedstock. The Company is considering both the construction of its own 30 MMGY biodiesel refinery and the sale of the extracted oil to other companies for conversion into biodiesel.
The Company will host a live conference call and webcast at 9:00 AM CST / 10:00 AM EST today, Wednesday, February 28, 2007. To listen to the conference call by phone, domestic callers may dial 866-271-0675 and enter access code 72198178. International callers may dial 617-213-8892 and enter access code 72198178. A live webcast can be accessed on VeraSun’s Web site at www.verasun.com.
A replay will be available beginning approximately one hour after conclusion of the call and ending on March 7, 2007. To access the replay, domestic callers may dial 888-286-8010 and enter access code 50910208. International callers may access the replay by dialing 617-801-

6888 and entering access code 50910208. The webcast will be archived after conclusion of the call until March 7, 2007.
About VeraSun Energy Corporation
VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, SD, is committed to being a leading producer of renewable fuel. The Company has two operating ethanol production facilities located in Aurora, SD, and Fort Dodge, IA, and three facilities under construction in Charles City, IA, Hartley, IA, and Welcome, MN. Upon completion of the new facilities, VeraSun will have an annual production capacity of approximately 560 million gallons. The Company has plans to extract oil from dried distillers grains, a co-product of the ethanol process, for use in biodiesel production.
The Company markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85TM. VE85TM, the first-ever branded E85, is now available at more than 80 retail locations. For more information, please visit VeraSun’s Web sites at http://www.verasun.com or http://www.VE85.com.
Forward-Looking Statements:
Certain statements in this release, and other written or oral statements made by or on behalf of us, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, including statements regarding the completion of the 2006 audit (including the review of accounting for corn supply contracts), extraction of oil from distillers grains, construction of a biodiesel production facility, expected completion of our facilities, the commencement of our ethanol marketing efforts and expectations concerning our ability to finance our growth plans, as well as management’s expectations, anticipations, beliefs, plans, targets, estimates, or projections and similar expressions relating to the future, are forward-looking statements within the meaning of these laws. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements include the volatility and uncertainty of corn, natural gas, ethanol and unleaded gasoline prices; the results of our hedging transactions and other risk mitigation strategies; operational disruptions at our facilities; our ability to implement our expansion strategy as planned or at all; our ability to locate and integrate potential future acquisitions; development of infrastructure related to the sale and distribution of ethanol; our limited operating history; excess production capacity in our industry; our ability to compete effectively in our industry; our ability to implement a marketing and sales network for our ethanol; changes in or elimination of governmental laws, tariffs, trade or other controls or enforcement practices; environmental, health and safety laws, regulations and liabilities; our reliance on key management personnel; future technological advances; limitations and restrictions contained in the instruments and agreements governing our indebtedness; our ability to raise additional capital and secure additional financing; and costs of construction and equipment, as more fully described in the “Risk Factors” section of our reports filed with the Securities and Exchange Commission.

Contact:
Danny C. Herron
VeraSun Energy Corporation
605-696-7200
investor@verasun.com

Melissa Ullerich
VeraSun Energy Corporation
605-696-7228
mullerich@verasun.com

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2006		2005		2006		2005
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
	(in thousands, except share data)

Total revenues	$146,498	100.0%	$100,107	100.0%	$557,817	100.0%	$236,359	100.0%
Cost of goods sold	105,697	72.1	75,892	75.8	365,139	65.5	200,823	85.0

Gross profit	40,801	27.9	24,215	24.2	192,678	34.5	35,536	15.0
Selling, general and administrative expenses	7,454	5.1	3,744	3.7	41,060	7.4	11,874	5.0

Operating income	33,347	22.8	20,471	20.5	151,618	27.1	23,662	10.0
Other income (expenses)	1,325	0.9	(17,945)	(17.9)	(21,541)	(3.9)	(22,888)	(9.7)

Income before income taxes and minority interest	34,672	23.7	2,526	2.6	130,077	23.2	774	0.3
Income tax expense (benefit)	13,233	9.0	(808)	(0.8)	54,350	9.7	582	0.2

Income before minority interest	21,439	14.7	3,334	3.4	75,727	13.5	192	0.1
Minority interest in net loss (gain) of subsidiary	—	0.0	(652)	(0.7)	—	0.0	61	—

Net income	$21,439	14.7%	$2,682	2.7%	$75,727	13.5%	$253	0.1%

Basic shares outstanding		74,965,021		49,828,893		69,328,436		44,810,490
Diluted shares outstanding		80,380,362		52,653,160		73,779,278		47,578,869

Basic EPS		$0.29		$0.05		$1.09		$0.01
Fully diluted EPS		$0.27		$0.05		$1.03		$0.01

     The following table sets forth other key data for the periods presented (in thousands, except per unit data):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating data:

Ethanol sold (gallons)(1)	58,103	51,277	224,520	126,346

Average gross price of ethanol sold per gallon	$2.17	$1.70	$2.18	$1.59
Average corn cost per bushel	2.52	1.72	2.16	2.12
Average natural gas cost per MMBTU	8.51	11.65	8.39	9.12
Average dry distillers grains gross price per ton	95	79	86	87

Other financial data:
EBITDA(2)	$40,537	$22,520	$177,615	$29,880
Net cash provided by (used in) operating activities	(20,108)	(1,668)	97,264	(2,515)

(1)	Includes internal gallons produced and used in VE85™ sales.

(2)	EBITDA is defined as earnings before interest expense, income tax expense, depreciation and amortization. Amortization of debt issuance costs and debt discount are included in interest expense.

Reconciliation of EBITDA to Net Income:
     Our management believes that EBITDA is useful in evaluating our operating performance in relation to other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings and income taxes which items may vary for different companies for reasons unrelated to overall operating performance. EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S., or GAAP, and should not be considered an alternative to net income, or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA are:
•	EBITDA does not reflect our cash used for capital expenditures;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for replacements;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•	EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•	EBITDA includes non-recurring payments to us which are reflected in other income.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to service our debt or to invest in the growth of our business. We compensate for these limitations by relying on our GAAP results as well as on our EBITDA.
     The following table reconciles our EBITDA to net income for the periods presented (dollars in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net income	$21,439	$2,682	$75,727	$253
Depreciation	2,502	2,375	9,667	5,692
Interest expense	3,363	18,271	37,871	23,353
Income tax expense (benefit)	13,233	(808)	54,350	582

EBITDA	$40,537	$22,520	$177,615	$29,880

Accelerated vesting of stock-based compensation awards and non- management stock grant	—	—	$18,170	—

EBITDA, before accelerated vesting of stock-based compensation awards and non-management stock grant	40,537	22,520	$195,785	29,880

Reconciliation of Diluted EPS, Excluding Comparability Items, to Diluted EPS

	Twelve Months Ended December 31,
	2006	2005

Reported diluted EPS	$1.03	$0.01

Accelerated vesting and stock-based compensation awards and non-management stock grant	0.17	—

Warrant charge to interest	0.27	0.01

Diluted EPS, excluding above items	$1.47	$0.02

Fully diluted shares used in per common share calculations	73,779,278	47,578,869
     During the second quarter of 2006, charges for accelerated vesting of stock-based compensation awards and non-management stock grants in connection with our IPO were $18.2 million, or $12.8 million net of tax or $0.17 per diluted share. Of this amount, $1.8 million, or $1.3 million net of tax, was reflected in cost of goods sold and $16.3 million, or $11.5 million net of tax, was reflected in selling, general and administrative expenses.
     Charges of $8.7 million for the second quarter of 2006 and $19.7 million for the six months ended June 30, 2006 for the change in estimated fair value of a put warrant are reflected in interest expense for 2006 and were not tax deductible.
     Adjusting for these items affecting comparability, net income would have been $108.2 million for the twelve months ended December 31, 2006.

VERASUN ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
	2006	2005
	(Unaudited)	(Unaudited)
	(dollars in thousands)
Cash Flows from Operating Activities
Net income	$75,727	$253
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	9,667	5,692
Amortization of debt issuance costs and debt discount	1,141	325
Accretion of deferred revenue	(96)	(96)
Minority interest in net loss of subsidiary	—	(61)
Debt issuance costs and debt discount expensed on extinguishment of debt	—	2,387
Change in fair value of convertible put warrant	19,670	2,809
Change in derivative financial instruments	(3,402)	615
Deferred income taxes	16,124	410
Loss on disposal of equipment	103	2,640
Stock-based compensation	22,452	1,142
Excess tax benefits from share-based payment arrangements	(1,320)	—
Changes in current assets and liabilities:
(Increase) decrease in:
Receivables	(33,736)	(13,915)
Inventories	(19,758)	(6,843)
Prepaid expenses	424	(3,655)
Increase in:
Accounts payable	9,298	5,020
Accrued expenses	970	762

Net cash provided by (used in) operating activities	97,264	(2,515)

Cash Flows from Investing Activities
Investment in restricted cash	—	(125,000)
Proceeds from sale of equipment	838	46
Purchases of property and equipment	(42,973)	(87,095)
Payments of deposits	(480)	—

Net cash used in investing activities	(42,615)	(212,049)

Cash Flows from Financing Activities
Proceeds from long-term debt	—	208,711
Principal payments on long-term debt	—	(58,890)
Net proceeds from the issuance of common stock	233,170	90,138
Net proceeds from the issuance of stock options and warrants	368	—
Excess tax benefits from share-based payment arrangements	1,320	—
Debt issuance costs paid	(1,172)	(5,977)

Net cash provided by financing activities	233,686	233,982

Net increase in cash and cash equivalents	288,335	19,418
Cash and Cash Equivalents
Beginning	29,714	10,296

Ending	$318,049	$29,714